UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2020 (January 7, 2020)

Manufactured Housing Properties Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51229	51-0482104
(State or other jurisdictionof incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Main Street, Pineville, North Carolina	28134
(Address of principal executive offices)	(Zip Code)

(980) 273-1702
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01                        Entry into a Material Definitive Agreement.

Gilmer and Sons

On January 7, 2020, MHP Pursuits LLC (the “Buyer”), a wholly-owned subsidiary of Manufactured Housing Properties Inc., a Nevada corporation, entered into a purchase and sale agreement (the “Gilmer and Sons Purchase Agreement”) with Gilmer and Sons Mobile Home Sales and Rentals, Inc., a South Carolina corporation (“Gilmer and Sons”), for the asset purchase of 11 manufactured housing communities located in South Carolina and consisting of 215 homes and 4 home-ready vacant lots for a total purchase price of $7,325,000.

The Gilmer and Sons Purchase Agreement includes an earnest money deposit of $15,000 and an additional deposit of $20,000 upon expiration of the due diligence period, which will be applied to the payment of the purchase price at closing, and provides for a due diligence period of 30 days commencing upon Gilmer and Sons’ delivery of due diligence materials to the Buyer, plus an additional 45 days solely for the completion of third-party reports. The closing is to occur 30 days after expiration of the due diligence period, or such earlier date as the parties may agree upon in writing.

The Gilmer and Sons Purchase Agreement contains customary representations and warranties. The closing of the Gilmer and Sons Purchase Agreement is subject to customary closing conditions and delivery of customary closing documents, including, without limitation, a special warranty deed conveying title to the properties subject only to certain permitted exceptions; if requested by the Buyer, a non-warranty deed conveying the properties; a bill of sale and general assignment transferring all of Gilmer and Sons’ right, title and interest in the personal property, intangible property, property files, warranties and licenses to the Buyer; an assignment and assumption agreement assigning to the Buyer all of Gilmer and Sons’ right, title and interest in all leases and any other contracts that the Buyer elects to assume; all certificates of title and other documents for the transfer of title and title insurance; a FIRPTA affidavit; and customary closing certificates and closing statements.

The foregoing summary of the terms and conditions of the Gilmer and Sons Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

J&A Real Estate

On January 7, 2020, the Buyer also entered into a purchase and sale agreement (the “J&A Purchase Agreement”) with J&A Real Estate, LLC, a South Carolina limited liability company (“J&A”), for the asset purchase of a manufactured housing community located in Georgia and consisting of 110 sites on approximately 35 acres for a total purchase price of $3,700,000.

The J&A Purchase Agreement includes a deposit of $30,000, which will be applied to the payment of the purchase price at closing, and provides for a due diligence period of 30 days commencing upon J&A’s delivery of due diligence materials to the Buyer. The closing is to occur 30 days after expiration of the due diligence period, or such earlier date as the parties may agree upon in writing.

The J&A Purchase Agreement contains customary representations and warranties. The closing of the J&A Purchase Agreement is subject to customary closing conditions and delivery of customary closing documents, including, without limitation, a special warranty deed conveying title to the properties subject only to certain permitted exceptions; if requested by the Buyer, a non-warranty deed conveying the properties; a bill of sale and general assignment transferring all of J&A’s right, title and interest in the personal property, intangible property, property files, warranties and licenses to the Buyer; an assignment and assumption agreement assigning to the Buyer all of J&A’s right, title and interest in all leases and any other contracts that the Buyer elects to assume; all certificates of title and other documents for the transfer of title and title insurance; a FIRPTA affidavit; and customary closing certificates and closing statements.

The foregoing summary of the terms and conditions of the J&A Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Item 9.01                        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Purchase and Sale Agreement, dated January 7, 2020, between MHP Pursuits LLC and Gilmer and Sons Mobile Homes Sales and Rentals, Inc.
10.2	Purchase and Sale Agreement, dated January 7, 2020, between MHP Pursuits LLC and J&A Real Estate, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

MANUFACTURED HOUSING PROPERTIES INC.
Date: January 13, 2020
	By:	/s/ Raymond M. Gee
Raymond M. Gee
Chief Executive Officer